Exhibit 99.1

NEWS RELEASE

Investor contact: Loren Hanson, Director of Shareholder Services, (218) 739-8481 or (800) 664-1259
Media contact: Amy Richardson, Director of Communications, (701) 451-3580 or (866) 410-8780
For release: February 7, 2005
Dateline: Fergus Falls, Minnesota

Otter Tail Corporation 2004 Earnings Increase on Strong Fourth Quarter;
Board Approves Dividend Increase

           Otter Tail Corporation (NASDAQ: OTTR) announced financial results for the year ended December 31, 2004, with the following highlights:

•	Consolidated net income from continuing operations increased to $40.0 million for 2004 compared with $37.6 million in 2003.

•	Total consolidated net income increased to $42.2 million for 2004 compared with $39.7 million for 2003.

•	Diluted earnings per share from continuing operations increased to $1.50 for 2004 compared with $1.43 for 2003.

•	Total diluted earnings per share increased to $1.58 for 2004 compared with $1.51 for 2003.

•	Consolidated revenues grew 18.5% to $882.3 million in 2004 compared with $744.7 million in 2003.

2005 announcements include the following:

•	On January 31, 2005 the Board of Directors declared a quarterly common stock dividend of 28 cents per share, marking the 30th consecutive year of increased dividends.

•	The corporation anticipates its 2005 diluted earnings per share from continuing operations to be in the range of $1.50 to $1.70 and total diluted earnings per share to be in the range from $1.70 to $1.90, which includes expected earnings from discontinued operations.

           “We are very pleased with our strong fourth quarter results,” said John Erickson, president and chief executive officer of Otter Tail Corporation. “The fourth quarter performance pushed 2004 earnings to the high end of our most recent guidance of $1.45 to $1.60 per diluted share with fourth quarter earnings improvements in all segments except our other business operations. Looking at the past year’s performance, our electric segment produced solid financial results as utility earnings returned to more typical levels in 2004 following a record performance in 2003. We also realized significant increases in net income in our plastics and manufacturing segments, along with improvements in our health services segment results. There were disappointing results at one company within other business operations, but on a consolidated basis we experienced growth. This is the result of our operating company leadership executing well on strategic priorities as business conditions became more favorable.”

           Erickson said dividend payments will again increase in 2005. “I am pleased to announce our Board of Directors has increased our dividend payment for the 30th consecutive year. The payment in 2004 was $1.10 per share and the indicated annual rate for 2005 is $1.12 per share,” he said.

Segment Performance Summary

Electric

           Net income in the electric segment decreased in 2004 to $31.5 million compared with $34.1 million in 2003. Electric revenue decreased slightly to $266.4 million in 2004 from $267.5 million in 2003, reflecting a $5.5 million decrease in other electric revenue and a $2.5 million decrease in wholesale energy and mark-to-market revenues, offset by a $6.9 million increase in retail electric sales revenue. In 2003, other electric revenues included contracted construction revenue from a large wind energy project. Wholesale energy revenues were lower in 2004 in comparison to the prior year because the 2003 wholesale energy revenues included a one-time recognition of $2.1 million in unrealized gains on forward energy contracts as a result of the initial application of mark-to-market accounting.

           Retail electric revenues increased to $224.5 million in 2004 from $217.6 million in 2003. The $6.9 million increase in retail revenue included $4.0 million in increased cost-of-energy adjustment revenues and $2.9 million in increased revenue from a 1.5% increase in retail kilowatt-hour (kwh) sales. Kwh sales to commercial and industrial customers increased 3.2% on increased sales to pipeline customers related to increased oil prices and increased sales to large commercial customers related to the rebounding economy. Residential kwh sales decreased 2.0% mainly as a result of a 78% decrease in cooling degree-days in the summer of 2004 compared with the summer of 2003.

           The $5.4 million increase in fuel and purchased power costs incurred to serve retail customers is primarily the result of more power purchased to meet the increase in retail kwh sales.

Plastics

           Net income from the plastics segment increased to $5.7 million in 2004 compared with $2.0 million in 2003. Revenues increased 34.2% on a 10.8% increase in pounds of PVC pipe sold between the years. The price per pound of PVC pipe sold increased 18.2% while the cost per pound sold increased by 11.5%.

Manufacturing

           Net income from the manufacturing segment increased to $6.9 million in 2004 compared with $3.9 million in 2003. Revenues increased to $226.6 million in 2004 compared with $177.8 million in 2003. The manufacturing segment’s improved performance in 2004 is due to certain companies within this segment being able to offset increases in commodity prices with product pricing increases and increased productivity and capacity utilization. BTD Manufacturing, Inc., the corporation’s metal stamping business delivered $18.5 million in increased revenues and $1.7 million in increased net income. The increase in revenues reflects the overall improvement in the economy and increased volumes with new and existing customers during 2004, up 13% over 2003, and increases in the price of steel used in the production process. DMI Industries, Inc., the corporation’s manufacturer of wind towers and structural steel products increased revenues by $10.7 million and net income increased $2.0 million due to increased volumes of wind towers produced and improvements in productivity and capacity utilization. Net income from ShoreMaster, Inc., the corporation’s manufacturer of waterfront equipment decreased $0.5 million from the prior year.

Health Services

           Net income from health services increased $0.5 million to $3.0 million in 2004 compared with $2.5 million in 2003. Revenues increased $13.4 million due to increased equipment, service and imaging sales to $114.3 million in 2004 compared with $100.9 million in 2003. The increase in net income is mainly a result of improved operations in the imaging business.

Other Business Operations

           Net losses for the other business operations segment increased to $7.1 million in 2004 compared to a $4.9 million net loss in 2003. The $2.2 million increase in net losses is mainly a result of losses incurred on certain jobs at the corporation’s electrical contracting company. This company experienced a $17.7 million reduction in revenue due to a lower volume of available work in combination with excess capacity in its construction market. In total, other business revenues increased $47.6 million mainly as a result of the acquisitions of Foley Company in November 2003 and Idaho Pacific Holdings in August 2004. Revenues from natural gas sales at Otter Tail Energy Services increased $8.5 million mainly as a result of increases in natural gas prices. In addition to construction losses, increases in unallocated corporate overhead and operating costs due to increased employee benefit costs and interest costs related to the bridge financing for the Idaho Pacific transaction offset $1.4 million in combined net income increases from the corporation’s other operating companies in this segment.

Discontinued Operations

           Net income from discontinued operations was $2.2 million in 2004 compared with $2.0 million in 2003. At the end of the third quarter, the corporation announced its decision to exit its telecommunications business, Midwest Information Systems, Inc. As of December 31, 2004 this company met the requirements to be reported as discontinued operations. Midwest Information Systems generated $5.6 million in earnings before interest, taxes and depreciation for the year ended December 31, 2004 and has shareholder’s equity of $14.3 million.

Fourth Quarter Results

           Diluted earnings per share from continuing operations for the fourth quarter of 2004 were $0.52 compared with $0.33 for the fourth quarter of 2003. Total diluted earnings per share for the fourth quarter of 2004 were $0.55 compared with $0.36 for the same period in 2003. Revenues for the fourth quarter of 2004 were $248.5 million compared with $197.6 million for the same period a year ago. Operating income for the fourth quarter of 2004 was $24.5 million compared with $14.6 million for the fourth quarter of 2003. All segments except other business operations showed increases in net income in the fourth quarter of 2004 compared with the fourth quarter of 2003.

Dividend Increase for 2005

           On January 31, Otter Tail Corporation’s Board of Directors increased the quarterly dividend on the corporation’s common stock to $0.28 per share, up from $0.275 per share paid in the fourth quarter of 2004. This dividend is payable March 10, 2005 to shareholders of record on February 15, 2005. The Board also declared quarterly dividends on the corporation’s four series of preferred stock, payable March 1, 2005 to shareholders of record on February 15, 2005.

2005 Expectations

           Otter Tail Corporation anticipates diluted earnings per share from continuing operations to be in a range from $1.50 to $1.70. Total diluted earnings per share are expected to be in a range from $1.70 to $1.90 which includes earnings from discontinued operations.

           Contributing to the earnings guidance for 2005 are the following items:

•	The corporation expects solid performance in the electric segment in 2005 although net income is anticipated to be lower than 2004 levels. This is primarily because of uncertainty in the wholesale electric markets due to the expected implementation of MISO electric markets on April 1, 2005 and anticipated increases in transmission service costs. Regulated returns in 2005 for the electric segment are expected to be consistent with authorized levels.

•	The corporation expects the plastics segment will have good performance in 2005 due to continuing strong demand in the southwestern region of the country. Expected net income for this segment will be in a range between 2003 and 2004 net earnings levels.

•	The improving economy, continued enhancements in productivity and capacity utilization and the extension of the Production Tax Credit are expected to result in increased net income in the corporation’s manufacturing segment.

•	The health services segment is expected to grow net income in 2005 as the corporation continues to realize earnings improvement from its imaging business.

•	The corporation expects its food ingredient processing business (Idaho Pacific), which is expected to be a new reporting segment in 2005, to generate net income in the range of $4.2 million to $5 million for the year ending December 31, 2005.

•	The other business operations segment is expected to show improved results over 2004 due to the improving economy and the extension of the Production Tax Credit, is expected to have a positive impact on the corporation’s electrical contracting business.

•	The corporation anticipates investing approximately $50 million in capital expenditures during 2005 in addition to funding future acquisitions.

•	The corporation’s outlook reflects the anticipated impact of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, which could lower earnings per share results by as much as $0.02 per share in 2005. This standard requires all share-based compensation awards be measured at fair value at the date of grant and expensed over their vesting or service periods. SFAS 123(R) is effective for the corporation beginning in the third quarter 2005, however it can be adopted earlier.

•	Contributing to overall earnings guidance for 2005 is the corporation’s telecommunications business which is being held for sale and is accounted for as discontinued operations. The corporation expects to realize a gain on the sale of this business in 2005. The corporation also is exploring the divestiture of certain other businesses in 2005 as part of an ongoing evaluation of the prospects and growth opportunities of its business operations.

Risk Factors and Forward Looking Statements that Could Affect Future Results
The information in this release includes certain forward-looking information, including 2005 guidance is made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the corporation believes its expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause actual results for the corporation to differ materially from those discussed in the forward-looking statements:

•	The corporation is subject to government regulations and actions that may have a negative impact on its business and results of operations.

•	Weather conditions can adversely affect the corporation’s operations and revenues.

•	Federal and state environmental regulation could cause the corporation to incur substantial capital expenditures which could result in increased operating costs.

•	The corporation’s plans to grow and diversify through acquisitions may not be successful and could result in poor financial performance.

•	Competition is a factor in all of the corporation’s businesses.

•	Economic uncertainty could have a negative impact on the corporation’s future revenues and earnings.

•	Volatile financial markets could restrict the corporation’s ability to access capital and could increase borrowing costs and pension plan expenses.

•	The corporation’s food ingredient processing segment operates in a highly competitive market and is dependent on adequate sources of raw materials for processing. Should the supply of these raw materials be affected by poor growing conditions, this could negatively impact the results of operations of this segment. This segment could also be impacted by foreign currency changes between Canadian and United States currency and prices of natural gas.

•	The corporation’s plastics segment is highly dependent on a limited number of vendors for polyvinyl chloride (PVC) resin. The loss of a key vendor or an interruption or delay in the supply of PVC resin could result in reduced sales or increased costs for this business.

•	The corporation’s health services businesses may not be able to retain or comply with the dealership arrangement and other agreements with Philips Medical.

For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.

About The Corporation
Otter Tail Corporation has interests in diversified operations that include an electric utility, plastics, manufacturing, health services and other businesses. Otter Tail Corporation stock trades on NASDAQ under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.

See Otter Tail Corporation’s results of operations for the three months and years ended December 31, 2004 and 2003 in the attached financial statements.
Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity

Otter Tail Corporation
Consolidated Statements of Income
For the three and twelve months ended December 31, 2004 and 2003
In thousands, except share and per share amounts

	Quarter Ended December 31,		Year to date - December 31,
	2004	2003	2004	2003
Operating revenues by segment:
Electric	$70,441	$66,196	$266,385	$267,494
Plastics	28,780	20,013	115,426	86,009
Manufacturing	65,921	44,455	226,577	177,805
Health services	34,304	27,774	114,318	100,912
Other business operations	49,872	40,882	162,351	114,726
Intersegment eliminations	(823)	(1,704)	(2,733)	(2,254)

Total operating revenues	248,495	197,616	882,324	744,692

Operating expenses:
Fuel and purchased power	23,012	24,200	92,154	87,165
Nonelectric cost of goods sold	138,692	103,036	485,541	372,734
Electric operating and maintenance expense	25,565	23,671	95,772	96,784
Nonelectric operating and maintenance expense	24,948	21,041	90,077	76,397
Depreciation and amortization	11,771	11,099	44,344	43,820

Total operating expenses	223,988	183,047	807,888	676,900

Operating income (loss) by segment:
Electric	15,593	11,777	54,223	57,537
Plastics	2,826	(343)	10,285	4,013
Manufacturing	5,335	1,945	13,909	8,133
Health services	3,178	1,797	5,947	5,248
Other business operations	(2,425)	(607)	(9,928)	(7,139)

Total operating income - continuing operations	24,507	14,569	74,436	67,792

Interest charges	4,892	4,511	18,272	17,760
Other income	(84)	(83)	820	1,145
Income taxes - continuing operations	5,397	1,263	17,004	13,563

Net income (loss) by segment - continuing operations:
Electric	10,222	7,611	31,535	34,146
Plastics	1,567	(245)	5,657	2,019
Manufacturing	2,835	1,227	6,911	3,885
Health services	1,741	887	2,951	2,464
Other business operations	(2,231)	(768)	(7,074)	(4,900)

Net income - continuing operations	14,134	8,712	39,980	37,614
Net income from discontinued operations	744	687	2,215	2,042

Total net income	14,878	9,399	42,195	39,656
Preferred stock dividend	184	183	736	735

Balance for common:	$14,694	$9,216	$41,459	$38,921

Average number of common shares outstanding—basic	26,662,711	25,719,369	26,089,361	25,673,130
Average number of common shares outstanding—diluted	26,779,759	25,875,910	26,206,567	25,826,122

Basic earnings per common share:
Continuing operations (net of preferred dividend requirement)	$0.52	$0.33	$1.51	$1.44
Discontinued operations	$0.03	$0.03	$0.08	$0.08

	$0.55	$0.36	$1.59	$1.52

Diluted earnings per common share:
Continuing operations (net of preferred dividend requirement)	$0.52	$0.33	$1.50	$1.43
Discontinued operations	$0.03	$0.03	$0.08	$0.08

	$0.55	$0.36	$1.58	$1.51

Otter Tail Corporation
Consolidated Balance Sheets
Assets
In thousands

	December 31,	December 31,
	2004	2003
Current assets
Cash and cash equivalents	$—	$7,311
Accounts receivable:
Trade—net	124,537	107,463
Other	6,677	7,830
Inventories	77,296	56,915
Deferred income taxes	5,014	3,498
Accrued utility revenues	15,344	14,866
Costs and estimated earnings in excess of billings	20,398	4,591
Other	7,828	10,385
Assets held for sale from discontinued operations	16,430	17,265

Total current assets	273,524	230,124

Investments and other assets	42,655	33,452
Goodwill—net	92,196	66,631
Other intangibles—net	19,692	7,096

Deferred debits:
Unamortized debt expense and reacquisition premiums	7,291	8,081
Regulatory assets	14,971	14,669
Other	1,721	1,600

Total deferred debits	23,983	24,350

Plant
Electric plant in service	890,200	875,364
Nonelectric operations	214,079	169,005

Total	1,104,279	1,044,369
Less accumulated depreciation and amortization	440,650	437,493

Plant—net of accumulated depreciation and amortization	663,629	606,876
Construction work in progress	18,469	17,894

Net plant	682,098	624,770

Total	$1,134,148	$986,423

Otter Tail Corporation
Consolidated Balance Sheets
Liabilities and Equity
In thousands

	December 31,	December 31,
	2004	2003
Current liabilities
Short-term debt	$39,950	$30,000
Current maturities of long-term debt	6,055	8,598
Accounts payable	86,631	81,994
Accrued salaries and wages	17,817	14,521
Accrued federal and state income taxes	3,947	3,731
Other accrued taxes	11,485	10,448
Other accrued liabilities	10,417	9,888
Liabilities from discontinued operations	5,211	6,622

Total current liabilities	181,513	165,802

Pensions benefit liability	16,703	16,919
Other postretirement benefits liability	25,053	23,230
Other noncurrent liabilities	11,874	11,102

Deferred credits
Deferred income taxes	121,605	101,016
Deferred investment tax credit	10,477	11,630
Regulatory liabilities	56,909	42,926
Other	1,662	2,048

Total deferred credits	190,653	157,620

Capitalization
Long-term debt, net of current maturities	261,810	262,363
Class B stock options of subsidiary	1,832	—
Cumulative preferred shares	15,500	15,500

Cumulative preference shares - authorized 1,000,000 shares without par value; outstanding - none	—	—

Common shares, par value $5 per share	144,885	128,619
Premium on common shares	87,865	26,515
Unearned compensation	(2,577)	(3,313)
Retained earnings	199,427	186,495
Accumulated other comprehensive loss	(390)	(4,429)

Total common equity	429,210	333,887

Total capitalization	708,352	611,750

Total	$1,134,148	$986,423